EXHIBIT 10.2

CONFIDENTIAL

January 27, 2025

Philip Brace

Dear Phil:
It is with great pleasure that I confirm in writing the details of our offer to you to join Skyworks Solutions, Inc. (“Skyworks” or the “Company”) as its Chief Executive Officer (“CEO”) and President. In this position you will report directly to the Board of Directors of the Company (the “Board”). Your start date is expected to be February 17, 2025.
Responsibilities and Duties
You will perform those duties and have those responsibilities commensurate with the position of CEO and President and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company and to the performance of your duties and responsibilities as an employee of the Company.
Compensation and Benefits
Salary
You will initially be paid a base salary at the annualized rate of $900,000, payable biweekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Your salary will be reviewed in November of each year beginning in November 2025 by the Compensation Committee of the Board (the “Compensation Committee”), along with the salaries of the rest of the executive leadership team.
Executive Incentive Plan
For the 2025 Fiscal Year, you will be eligible to participate in the Executive Incentive Plan (the “EIP”), which provides cash incentives to the executive leadership team for the Company’s performance against specific predetermined corporate operating metrics. Your target award under the EIP for the 2025 Fiscal Year will be 160% of your annualized base salary that year

(with a maximum award of 320% of your annualized base salary), with payment under the EIP based on Skyworks’ performance during the fiscal year. The corporate performance metrics for FY2025 (i.e., September 28, 2024 through October 3, 2025) were established by the Compensation Committee of the Board on November 5, 2024. Your payment under the FY2025 EIP will be prorated for the portion of the fiscal year during which you were employed by the Company, based on your start date (subject to all withholdings and payroll deductions as required by law). Notwithstanding anything herein to the contrary, your participation in the EIP is subject to all terms and conditions of the EIP document, including but not limited to the requirement that you remain actively employed by the Company through the date any payment is made under the EIP. An award under the EIP, if any, is earned on the date of payment.
Equity Awards
Each of the three equity awards described below are being granted as a material inducement to you entering into employment with the Company and will be granted outside of the Company’s equity incentive plan as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4). The awards will be granted on your start date.
Performance Share Award
You will receive a Performance Share Award (“New Hire PSA”), with the number of shares subject to such award calculated by dividing $30,000,000 by the closing price of the Company’s common stock on the last trading day immediately prior to your start date (such last trading day, the “Reference Date”). This New Hire PSA will vest based on the level of achievement of stock price hurdles and your continued employment with Skyworks and will be subject to the terms and conditions set forth in the applicable award agreement.
Pro-Rated Fiscal Year 2025 Equity Grants
    FY2025 Restricted Stock Unit Award
You will receive a pro-rated grant of Restricted Stock Units (“FY2025 RSUs”), with the number of shares subject to such award calculated by dividing $2,880,000 by the closing price of the Company’s common stock on the Reference Date. The FY2025 RSUs will vest in four equal tranches (25% each), with the first tranche vesting on November 5, 2025, and one tranche vesting on each subsequent anniversary thereof through November 5, 2028, contingent upon your continued employment with Skyworks. The FY2025 RSUs will be subject to the terms and conditions set forth in the applicable award agreement.
    FY2025 Performance Share Award
You will receive a pro-rated Performance Share Award for FY2025 (“FY2025 PSA”), with the number of shares subject to such award calculated by dividing $4,320,000 by the closing price of the Company’s common stock on the

Reference Date as well as an assumption that the Company would achieve the target level of performance. This FY2025 PSA may be earned based on the achievement of performance metrics, which metrics, as well as vesting schedule, will be identical to the performance metrics and vesting schedule used for the annual Performance Share Awards granted to the Company’s executive officers for FY2025 and your continued employment with Skyworks and will be subject to the terms and conditions set forth in the applicable award agreement.
The award agreements with respect to the New Hire PSA, FY2025 RSUs, and FY2025 PSA will be available in your E*Trade/Morgan Stanley stock plan account after the grant date. You will be notified through your Skyworks email when the grants are available for acceptance, at which time you must take action to activate your E*Trade/Morgan Stanley account and accept your awards.
Future Annual Long-Term Equity Compensation
Beginning in FY2026, you will be eligible to participate in the Company’s annual executive long-term equity incentive program. Each year, typically in November, the Compensation Committee approves the grant of Company equity awards (e.g., a blend of performance share awards and restricted stock units) for the CEO which are based on performance, as well as the Compensation Committee’s review of third-party market data including the Company’s peer group.
Employee Stock Purchase Plan
You will be eligible to enroll in the Company’s Employee Stock Purchase Plan, subject to the terms of that plan. Participation will provide you with an opportunity to purchase shares of Company stock at a discount from the stock’s fair market value.
Executive Financial/Tax/Health Reimbursement Program
For fiscal year 2025, you will be eligible to be reimbursed up to $20,000 for the cost of financial planning services, personal tax/estate planning and preparation services, and/or an executive physical. Such reimbursements shall not be subject to any tax gross-ups and shall be subject to the terms of Skyworks’ applicable executive reimbursement policy.
Standard Employee Benefits
In addition, Skyworks offers a comprehensive benefits package, which currently includes medical, dental, vision, health savings account, short-term disability, long-term disability, accident insurance, and life insurance coverage. Skyworks also has a 401(k) savings plan, and Skyworks will match 100% of your contributions, up to a maximum of 4% of your eligible compensation, subject to IRS limitations. Your contributions and the Company match are 100% vested the day they are made. Benefits are subject to change at any time in Skyworks’ sole discretion.

On an annual basis, you will be entitled to twenty (20) days of paid time off, seven and one half (7.5) days of paid wellness time, and twelve (12) paid holidays (including the Winter Break shut down), each in accordance with the Company’s plans and programs. For additional details on the Company’s benefits programs, please reach out to Kari Durham, Skyworks’ SVP, Human Resources directly. You may also refer to the Company’s summaries of plan documents, which will be available for review upon hire.
Relocation Expenses
Your offer of employment includes relocation reimbursement benefits that would, if applicable, help offset the costs of relocating to Orange County, California. The Company will reimburse you up to $300,000 for such costs and expenses in accordance with the Company’s relocation policies (the reimbursed amount, the “Relocation Expenses”). The Relocation Expenses will be paid to you promptly, in accordance with the Company’s reimbursement policies, following delivery to the Company of reasonable substantiation and documentation of such expenses. The Relocation Expenses shall be subject to the repayment provisions set forth below. You will have twenty-four (24) months from your start date to claim the Relocation Expenses.
Severance Benefits
In connection with your commencement of employment, you will be given the opportunity to enter into a Change in Control / Severance Agreement with the Company in the form attached hereto as Appendix A.
Stock Ownership Requirements
As a member of the executive leadership team, you will be expected to comply with the Company’s Executive Officer Ownership and Retention Program, which requires that you attain ownership in the common stock of the Company equal to six (6) times your then-current base salary by the fifth (5th) anniversary of your start date. More specific details of your stock ownership requirements will be communicated to you shortly after your start date.
Miscellaneous
No Conflicts and Proprietary Information of Others
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You agree that you will not remove or take any documents or confidential or proprietary data, information or materials of any kind, electronic or otherwise, with you from your current or any former employer to the Company without written authorization from your current or former employer. You further agree not to use or disclose any confidential or proprietary information of others during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.
Policy on Other Directorships
You understand that, in accordance with the Company’s Corporate Governance Guidelines, as the CEO and a director of the Company you will be limited to serving on not more than one other public company board.
Conditions of Offer and Employment
This offer is contingent upon your satisfactory completion of a background (including criminal background) check, as well as our review and consideration of your completed Questionnaire for CEO/Director Candidate and any supplement thereto (“D&O Questionnaire”), and verification of all information you have submitted to us. For the avoidance of doubt, this offer may be rescinded, including after your acceptance hereof, and no amounts or benefits shall be due to you, should you not satisfactorily complete the background check or should any of your responses to the D&O Questionnaire be found disqualifying, as determined in the sole discretion of the Board.
As a condition of your employment, you will be required to sign our standard Employment Agreement and Arbitration Agreement, pursuant to which you will acknowledge and agree, among other things, that your employment with Skyworks will be at-will, of an indefinite duration and terminable with or without cause and with or without notice at any time, either by you or Skyworks, and that you will arbitrate any disputes that may arise. We ask that you review the Employment Agreement and Arbitration Agreement prior to your start date. In addition, when you report to work you will be required to acknowledge your receipt and review of our Code of Business Conduct and Ethics, which, among other things, requires you to avoid any activity or relationship that would cause an actual or apparent conflict of interest with your responsibilities to Skyworks, and you will be required to sign and abide by all of Skyworks’ written policies.
Additionally, shortly after accepting the offer and setting a start date, you will receive an email asking you to promptly log into our system and complete Section 1 of the Form I-9. You must complete Section 1 no later than the first day of your employment and submit acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment.
Drug-Free Workplace
Skyworks is committed to providing a drug-free workplace. Therefore, all prospective employees are required to undergo a drug test before becoming a Skyworks employee. By accepting this employment offer, you agree to participate in a pre-employment drug-screening test and understand that employment is contingent upon successfully passing such a test. Detailed testing information is available from our Human Resources Department. If you require further information, please notify Kari Durham, Skyworks’ SVP, Human Resources, so that we can address any issues or concerns you may have. In order to allow sufficient time for processing, please complete the drug-screening test within three (3) days of accepting this offer.
Effect of Resignation without Good Reason or Termination for Cause on Relocation Expenses
Should you resign your employment without Good Reason or be terminated for Cause (each as defined in the Change in Control / Severance Agreement) within 18 months following reimbursement of Relocation Expenses, you agree to repay Skyworks the gross amount of such Relocation Expenses paid. Such repayment must be made within seven (7) business days following your separation from employment. By countersigning this letter, you hereby agree to make such repayment in the event of your resignation without Good Reason or termination for Cause.
Clawback
You acknowledge and agree that you will be subject to and bound by the terms and conditions of Skyworks’ Executive Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Clawback Policy”), a copy of which has been provided or made available to you. You will also be required to sign and return Skyworks’ Attestation and Acknowledgement of Clawback Policy for New Section 16 Officers.
Entire Agreement; Governing Law
This offer letter (together with the Employment Agreement, Arbitration Agreement, Change in Control / Severance Agreement, the Clawback Policy and stock award plan documents referenced above) contains the entire understanding of the parties concerning its subject matter and supersedes any prior promises, representations, or offers, either written or oral, and may be modified only by a written instrument executed by both parties. The Company reserves the right to amend, modify, or eliminate standard employee benefit and compensation programs at any time with or without notice. This offer letter and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of California.
Upon receiving this offer letter, please contact me to discuss any questions that you may have. Your offer is open for you to accept until 10:00 A.M. Pacific Time on January 31, 2025, at which time it will automatically be deemed to be withdrawn. Please indicate your acceptance of the offer by signing and returning a scanned copy of this letter via email to me.

Phil, we are excited about the possibility of your joining Skyworks and believe that you will make a significant contribution to our success. If you have any questions about any of the above, please call me.
Sincerely,
Skyworks Solutions, Inc.
/s/ Christine King
Chris King
Lead Independent Director

Acceptance of Offer

I have read and understood, and I accept, all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter of this letter.

/s/ Philip Brace	01/31/2025
Philip Brace	Date

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